Exhibit 99.2

Janux Therapeutics Announces Pricing of $350.0 Million Underwritten Public Offering of Common Stock and Pre-Funded Warrants

December 4, 2024

SAN DIEGO – Janux Therapeutics, Inc. (Nasdaq: JANX) (Janux), a clinical-stage biopharmaceutical company developing a broad pipeline of novel immunotherapies by applying its proprietary technology to its Tumor Activated T Cell Engager (TRACTr) and Tumor Activated Immunomodulator (TRACIr) platforms, today announced the pricing of an underwritten public offering of 5,317,460 shares of its common stock at a public offering price of $63.00 per share and pre-funded warrants to purchase 238,095 shares of common stock at a price of $62.999 per pre-funded warrant, which represents the per share price for the common stock less the $0.001 per share exercise price for each such pre-funded warrant. The aggregate gross proceeds to Janux from the offering, before deducting underwriting discounts and commissions and other estimated offering expenses and excluding the exercise of any pre-funded warrants, are expected to be approximately $350.0 million. In addition, Janux has granted the underwriters a 30-day option to purchase up to an additional 833,333 shares of its common stock. All of the securities to be sold in the offering are to be sold by Janux. The offering is expected to close on or about December 6, 2024, subject to customary closing conditions.

BofA Securities, TD Cowen, Stifel, Cantor and William Blair are acting as joint book-running managers for the offering. Wedbush PacGrow, LifeSci Capital, BTIG and Jones are acting as co-managers for the offering.

The Company intends to use the net proceeds from the offering to advance clinical development of its internal product pipeline and for general corporate purposes.

The securities are being offered by the company pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (SEC) that became automatically effective upon filing. A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed, and a final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website, located at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, from BofA Securities, NC1-022-02-25, 201 North Tryon Street, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, New York 10017, by telephone at (855) 495-9846 or by email at TD.ECM_Prospectus@tdsecurities.com; Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, by telephone at (415) 364-2720, or by email at syndprospectus@stifel.com; Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor, New York, New York 10022, or by email at prospectus@cantor.com; or William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, Illinois 60606, by telephone at (800) 621-0687 or by email at prospectus@williamblair.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Janux Therapeutics, Inc.

Janux is a clinical-stage biopharmaceutical company developing tumor-activated immunotherapies for cancer. Janux’s proprietary technology enabled the development of two distinct bispecific platforms: TRACTr and TRACIr. The goal of both platforms is to provide cancer patients with safe and effective therapeutics that direct and guide their immune system to eradicate tumors while minimizing safety concerns. Janux is currently developing a broad pipeline of TRACTr and TRACIr therapeutics directed at several targets to treat solid tumors. Janux has two TRACTr therapeutic candidates in clinical trials, the first targeting PSMA is in development for prostate cancer, and the second targeting EGFR is being developed for colorectal carcinoma, squamous cell carcinoma of the head and neck, non-small cell lung cancer, renal cell carcinoma, small cell lung cancer, pancreatic ductal adenocarcinoma and triple-negative breast cancer.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the timing, size, terms and completion of the proposed public offering and the anticipated use of proceeds therefrom. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Janux’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with market conditions, the satisfaction of customary closing conditions related to the public offering, and the other risks described in Janux’s filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Janux undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investors:

Andy Meyer

Janux Therapeutics

ameyer@januxrx.com

(202) 215-2579

Media:

Jessica Yingling, Ph.D.

Little Dog Communications Inc.

jessica@litldog.com

(858) 344-8091